EQUITY ONE, INC.                   FOR ADDITIONAL INFORMATION AT THE COMPANY:
1696 NE Miami Gardens Drive           Howard Sipzner, Chief Financial Officer
North Miami Beach, FL  33179          Michele Guard, Investor Relations
305-947-1664                       MEDIA CONTACT:
                                      Abbe Solomon 305-446-2700

FOR IMMEDIATE RELEASE:
----------------------
July 24, 2002

          EQUITY ONE REPORTS 31.6% INCREASE IN NET INCOME PER SHARE AND
                6.5% INCREASE IN FFO PER SHARE FOR SECOND QUARTER

NORTH MIAMI BEACH, FL, JULY 24, 2002 - Equity One, Inc. (NYSE: EQY) today reported Total Revenues of $24.0 million, Net Income of $8.4 million, $0.25 Net Income per diluted share, Funds from Operations (FFO) of $11.1 million and $0.33 FFO per diluted share for the quarter ended June 30, 2002, representing increases of 31.8%, 123.5%, 31.6%, 73.2% and 6.5%, respectively, from $18.2 million, $3.8 million, $0.19, $6.4 million and $0.31, respectively, for the quarter ended June 30, 2001.

Equity One, Inc. also reported Total Revenues of $49.9 million, Net Income of $21.7 million, $0.68 Net Income per diluted share, Funds from Operations (FFO) of $21.9 million and $0.68 FFO per diluted share for the six months ended June 30, 2002, representing increases of 34.8%, 178.3%, 74.4%, 64.0% and 4.6%, respectively, from $37.1 million, $7.8 million, $0.39, $13.3 million and $0.65, respectively, for the six months ended June 30, 2001.

"We are pleased with our second quarter results, which incorporate the September 2001 acquisitions of Centrefund Realty (U.S.) Corporation and United Investors Realty Trust," stated Chaim Katzman, Chairman and CEO. "In the second quarter and including our July acquisition, we invested over $50 million to purchase five supermarket-anchored centers at an aggregate yield of 10%, as well as one retail development site. As a result of these acquisitions, we increased our supermarket-anchored category to 70% of total square footage, lengthened the average term on our supermarket leases to 11.8 years and increased the supermarket anchor component of total annual minimum rent to 17%. In the second quarter, we renewed 85 leases and increased the associated average rental rate per square foot by 4.5% to $12.06 from $11.54. Overall, we retained 77.5% of the 271,000 square feet up for renewal this quarter, had net positive absorption of over 77,000 square feet, and improved our occupancy on June 30, 2002 to 87.6% from 86.8% at March 31, 2002. On the financial front, we closed the quarter with a 41% debt to total market capitalization, a 3.0 EBITDA coverage ratio and only 17% of our debt subject to variable interest rates." ACQUISITIONS

During the second quarter of 2002, we acquired 4 supermarket-anchored shopping centers and one retail development site for total consideration of $40.7 million. During the first six months of 2002, we acquired a total of nine properties for approximately $50 million.

We acquired an additional supermarket-anchored shopping center in July 2002 for $9.25 million.

ASSET SALES/DISCONTINUED OPERATIONS

During the second quarter of 2002, we sold one non-core asset for $2.4 million, and realized a gain on the sale of approximately $1.0 million. Our second quarter 2002 income from discontinued operations, including the gain on sale, was approximately $1.3 million.

For the six months ended June 30, 2002 we sold four non-core assets for a total of $13.0 million, and realized total gains on these sales of approximately $7.1 million. For the six months ended June 30, 2002, our income from discontinued operations, including the gains on sale, was approximately $8.0 million.

We also sold one unanchored retail center in July 2002 for $5.2 million, realizing a total gain of approximately $100,000.

EARNINGS GUIDANCE

Based on current plans and assumptions, and subject to the risks and uncertainties more fully described in Equity One's reports filed with the Securities and Exchange Commission, we are maintaining our estimate of full year 2002 FFO per diluted share to range between $1.36 and $1.40. We expect to grow our FFO by a combination of internal growth related to increases in rents and the lease-up of vacant space, along with incremental income from property acquisitions. This guidance is provided for information purposes and is subject to change.

CONFERENCE CALL INFORMATION AND VIDEO WEB-CAST

We will host a conference call on Thursday, July 25, 2002 at 1:30 p.m. EST to discuss our performance for the three and six months ended June 30, 2002. You may access the video web-cast at WWW.EQUITYONE.NET using the icons on the bottom of the home page. Investors may also join the call by dialing 800-360-9865. A replay of the call can be accessed by dialing locally 973-709-2089 or toll free 800-428-6051 and entering pass Code 252878.

FOR ADDITIONAL INFORMATION

For a copy of our second quarter supplemental information package, please access the "Financial Reports" section in our web site at WWW.EQUITYONE.NET. To be included in our e-mail distributions for future press releases and other notices, please send your e-mail address to Michele Guard at MGUARD@EQUITYONE.NET.

ACCOUNTING AND OTHER DISCLOSURES

All prior reporting periods which fall between August 18, 2000 and September 19, 2001 have been restated or adjusted to account for the acquisition on August 18, 2000 of 68.07% of the stock of First Capital Realty (TSE:FCR), the parent of Centrefund Realty (U.S.) Corporation, or CEFUS, by Gazit-Globe (1982) Ltd. (TLV:GLOB), Equity One's majority shareholder. The restatement consolidates the operations of Equity One and CEFUS between August 18, 2000 and September 19, 2001, subject to a 31.93% minority interest in CEFUS. On September 20, 2001, Equity One acquired 100% of CEFUS from First Capital Realty, thereby acquiring the remaining 31.93% minority interest.

We define FFO consistent with the most recent NAREIT definition as net income before gains (losses) on the sale of real estate, extraordinary items and minority interest, plus real estate depreciation and amortization of capitalized leasing costs, adjusted to add back/subtract any deferred income tax expense/credit attributable to the CEFUS accounting treatment. We believe that FFO should be considered along with, but not as an alternative to, net income as defined by U.S. generally accepted accounting principles, or GAAP, as a measure of our operating performance. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of funds available to fund our cash needs. Our calculation of FFO may not be comparable to similarly titled measures reported by other companies.

ABOUT EQUITY ONE, INC.

Equity One is a real estate investment trust that acquires, renovates, develops and manages neighborhood shopping centers anchored by national and regional supermarket chains and other necessity-oriented retailers such as drug stores or discount retail stores. Our 8.8 million square foot portfolio consists of 90 properties primarily located in metropolitan areas of Florida and Texas, encompassing 57 supermarket-anchored shopping centers, 8 drug store-anchored shopping centers, 19 other retail-anchored shopping centers, 3 commercial properties and 3 retail developments, as well as non-controlling interests in 3 unconsolidated joint ventures. For additional information, please visit our web site at WWW.EQUITYONE.NET.

FORWARD LOOKING STATEMENTS

CERTAIN MATTERS DISCUSSED IN THIS PRESS RELEASE CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE FEDERAL SECURITIES LAWS. ALTHOUGH WE BELIEVE THAT THE EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE BASED UPON REASONABLE ASSUMPTIONS, WE CAN GIVE NO ASSURANCE THAT THESE EXPECTATIONS WILL BE ACHIEVED. FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM CURRENT EXPECTATIONS INCLUDE CHANGES IN MACRO-ECONOMIC CONDITIONS AND THE DEMAND FOR RETAIL SPACE IN FLORIDA AND TEXAS; THE CONTINUING FINANCIAL SUCCESS OF OUR CURRENT AND PROSPECTIVE TENANTS; CONTINUING SUPPLY CONSTRAINTS IN OUR GEOGRAPHIC MARKETS; THE AVAILABILITY OF PROPERTIES FOR ACQUISITION; THE SUCCESS OF OUR EFFORTS TO LEASE UP VACANT PROPERTIES; THE EFFECTS OF NATURAL AND OTHER DISASTERS; AND OTHER RISKS, WHICH ARE DESCRIBED IN OUR FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                EQUITY ONE, INC.
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                         FOR THE THREE                  FOR THE THREE
                                                          MONTHS ENDED                  MONTHS ENDED                 %
                                                         JUNE 30, 2002                  JUNE 30, 2001             INCREASE
                                                   ---------------------------   ----------------------------  ---------------

Total Revenues                                           $        24,001              $          18,207              31.8%

Income from Continuing Operations                        $         7,106              $           3,430             107.2%
     per share (basic)                                   $          0.21              $            0.17              23.5%
     per share (diluted)                                 $          0.21              $            0.17              23.5%

Net Income                                               $         8,438              $           3,775             123.5%
     per share (basic)                                   $          0.25              $            0.19              31.6%
     per share (diluted)                                 $          0.25              $            0.19              31.6%

Funds from Operations                                    $        11,131              $           6,428              73.2%
     per share (diluted)                                 $          0.33              $            0.31               6.5%

Weighted average common shares
     basic                                                        33,255                         19,854
     diluted                                                      33,967                         20,596



                                                     FOR THE SIX                    FOR THE SIX
                                                     MONTHS ENDED                  MONTHS ENDED                      %
                                                    JUNE 30, 2002                  JUNE 30, 2001                  INCREASE
                                              ---------------------------   ----------------------------       ---------------
Total Revenues                                     $          49,945             $          37,054                   34.8%

Income from Continuing Operations                  $          13,744             $           7,208                   90.7%
     per share (basic)                             $            0.44             $            0.36                   22.2%
     per share (diluted)                           $            0.43             $            0.36                   19.4%

Net Income                                         $          21,705             $           7,799                  178.3%
     per share (basic)                             $            0.69             $            0.39                   76.9%
     per share (diluted)                           $            0.68             $            0.39                   74.4%

Funds from Operations                              $          21,869             $          13,335                   64.0%
     per share (diluted)                           $            0.68             $            0.65                    4.6%

Weighted average common shares
     basic                                                   31,316                         19,854
     diluted                                                 31,999                         20,472

                                EQUITY ONE, INC.
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (UNAUDITED)

                                                      JUNE 30, 2002          DECEMBER 31, 2001
                                                   --------------------      --------------------
Investments in Real Estate                       $        696,414            $        652,169
Accumulated Depreciation                                  (34,121)                    (28,031)
Property Held for Sale                                     10,131                       3,549
                                                 ----------------            ----------------
    Rental Property, Net                                  672,424                     627,687

Other Assets

                                                           44,107                      40,849
                                                 ----------------            ----------------

Total Assets                                     $        716,531            $        668,536
                                                 ================            ================

Mortgage Notes Payable                           $        312,918            $        345,047
Revolving Credit Facilities                                35,893                      27,409
Other Liabilities                                          20,711                      17,813
                                                 ----------------            ----------------
Total Liabilities                                         369,522                     390,269

Stockholders' Equity                                      347,009                     278,267
                                                 ----------------            ----------------

Total Liabilities and Stockholders' Equity       $        716,531            $        668,536
                                                 ================            ================
